EXHIBIT 23.1


                          INDEPENDENT AUDITORS' CONSENT




     We consent to the incorporation by reference in Registration Statement No. 33-20964, No. 33-24364, No. 33-41604, No. 33-52473, No. 3354402, No. 3354404 and
No. 333-94945 of Weingarten Realty Investors on Form S-8, in Post-Effective Amendment No. 1 to Registration Statement 33-25581 of Weingarten Realty Investors on Form S-8 and in Registration Statement No. 333-85967 and No.
333-57508 of Weingarten Realty Investors on Form S-3 of our report dated February 28, 2001, October 24, 2001, as to Note 17, (which expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in Note 17) appearing in this Annual Report on Form 10-K/A of Weingarten Realty Investors for the year ended December 31, 2000.



DELOITTE  &  TOUCHE  LLP
Houston,  Texas
October  24,  2001


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